SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                                                  Commission File Number 0-17915

                                   1ST BANCORP
             (Exact name of registrant as specified in its charter)

                  101 N. Third Street, Vincennes, Indiana 47591
                        (Address, including zip code, and
                        telephone number, including area
                         code, of registrant's principal
                               executive offices)

                     Common Stock, $1.00 Par Value Per Share
            (Title of each class of securities covered by this Form)

                                      none
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [X]            Rule 12h-3(b)(1)(ii)      [  ]
      Rule 12g-4(a)(1)(ii)      [  ]           Rule 12h-3(b)(2)(i)       [  ]
      Rule 12g-4(a)(2)(i)       [  ]           Rule 12h-3(b)(2)(ii)      [  ]
      Rule 12g-4(a)(2)(ii)      [  ]           Rule 15d-6                [X]
      Rule 12h-3(b)(1)(i)       [X ]

Approximate number of holders of record as of
the certification or notice date:    1

         Pursuant to the requirements of the Securities Exchange Act of 1934, 1ST BANCORP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 4, 1999             By: /s/ Mary Lynn Stenftenagel
                                      ------------------------------------------
                                     Mary Lynn Stenftenagel, Secretary-Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.